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                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               DANSKIN, INC.
 ................................................................................
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 ................................................................................

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-ll(c)(l)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    ............................................................................

    2) Aggregate number of securities to which transaction applies:

    ............................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   .............................................................................

   4) Proposed maximum aggregate value of transaction:

   .............................................................................

   5) Total fee paid:

   .............................................................................

[x] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act  Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ............................................................................

    2) Form, Schedule or Registration Statement No.:

    ............................................................................

    3) Filing Party:

    ............................................................................

    4) Date Filed:

    ............................................................................

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                                 DANSKIN, INC.









October 4, 1996

Dear Stockholders:

Since the mailing of proxy materials to you approximately two weeks ago, the Company has entered into an agreement (the "Agreement") with SunAmerica Life Insurance Company ("SunAmerica"), which was approved by the Company's Board of Directors (the "Board"), whereby the Company and SunAmerica agreed to the following actions:

     At a meeting of the Board to be held immediately following the Annual Meeting of Stockholders the Board will increase the number of Directors constituting the entire Board from eight to ten, with one of the vacancies created thereby being in Class I and the other in Class III.

     Subject to the approval of the non-employee Directors of the Board (not to be unreasonably withheld), the Board will elect two designees of SunAmerica as Directors to fill such vacancies.

     At least one of such designees of SunAmerica will serve on each committee of the Board.

     SunAmerica will have the right to designate an additional person to serve as an observer of the Board.

     The Board will extend an invitation to Electra Investment Trust PLC to designate an additional Director to become a member of the Board.

     The Company will amend its By-Laws to provide that the size of the Board will not be further increased without the affirmative vote of the designees of SunAmerica.

     SunAmerica will appear in person or by proxy at the 1996 Annual Meeting of Stockholders and at any other meeting of stockholders held to elect Directors prior to June 30, 1997 and at such meetings will vote its shares of Common Stock of the Company in favor of Directors nominated by the Company.

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     If the number of shares of Common Stock of the Company owned by SunAmerica subsequently falls below 1,250,000 the number of Directors which SunAmerica is entitled to designate shall decrease to one, and if the number of shares falls below 750,000 SunAmerica's rights under the Agreement shall terminate.

For a complete copy of the Agreement stockholders may examine the Company's Form 8-K regarding this transaction, which the Company will file with the Securities and Exchange Commission in the near future.

SunAmerica has designated the following two individuals (neither of whom are affiliated with SunAmerica) for election at the meeting of the Board to be held immediately following the 1996 Annual Meeting on October 16, 1996:

Class III Director - Term to Expire in 1998

        Donald Schupak, age 53, is Chief Executive Officer of Schupak Group, an organization that provides strategic planning, management consulting and corporate finance services to a variety of clients, which has included several Fortune 100 companies. Mr. Schupak founded Schupak Group in 1990 and has served as a director of Horn & Hardart Company. From September 1988 through September 1990, he served as Chairman, Chief Executive Officer and President of Horn & Hardart Company. From 1971 through 1980 Mr. Schupak was actively engaged in the practice of law with Schupak, Rosenfeld & Fischbein, a New York City law firm founded by Mr. Schupak.

Class I Director - Term to Expire in 1999

        Michel Benasra, age 46, founded Pour le bebe, Inc. in 1984 and has served as its sole director, Chairman of the Board and Chief Executive Officer since its founding. Pour le bebe, d/b/a Baby Guess'r', Guess Kids'r' and Guess Home Collection'r', is a manufacturer, wholesaler and retailer of infants' and children's apparel and home furnishings. Pour le bebe, in addition to its core major department store and international distribution, also operates over 40 retail and factory outlet specialty stores nationwide, and is the largest of Guess?, Inc.'s 26 licensees.

Although the Company's non-employee Directors have not yet met or approved these designees, they presently know of no reason they would not approve them as the designees of SunAmerica.

The Company believes that the Agreement is in its and its stockholders best interest. The Board will gain the experience and advice of executives with apparel industry and marketing backgrounds. The observer status afforded to SunAmerica, a very substantial financial institution and the Company's largest stockholder, will facilitate communications between the Company and SunAmerica.

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SunAmerica has informed the Company that its purpose in seeking the Agreement is to participate more actively in the management of the Company's business and that it intends to promote policies it believes will enhance stockholder value for all stockholders.

We are enthusiastic about the Agreement and the new relationship with SunAmerica that it represents, and we sincerely welcome the addition of SunAmerica's designees to the Board.

We look forward to your presence at the Annual Meeting.


/s/ Howard D. Cooley                               /s/ Mary Ann Domuracki
Howard D. Cooley                                   Mary Ann Domuracki
Chairman of the Board                              Chief Executive Officer



                       STATEMENT OF DIFFERENCES

          The registered trademark shall be expressed as 'r'


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